Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Reports
Third-Quarter Fiscal 2005 Results

IRVINE, Calif. – December 16, 2004 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the third quarter of fiscal year 2005, ended November 30, 2004. The Company’s fiscal year 2005 ends on February 28, 2005.

Net sales for the three months ended November 30, 2004 were $49.7 million versus $54.4 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net income for the three months ended November 30, 2004 was $2.9 million, or $0.15 per diluted share, compared to net income of $3.6 million, or $0.19 per diluted share, for the comparable period a year ago. Including ESOP charges, third-quarter 2005 net income was $2.8 million, or $0.14 per diluted share, compared to net income of $3.4 million, or $0.17 per diluted share, in the comparable period a year ago.

Net sales for the nine months ended November 30, 2004 were $92.1 million versus $107.2 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net income for the nine months ended November 30, 2004 was $0.9 million, or $0.05 per diluted share, compared to net income of $3.1 million, or $0.16 per diluted share, for the comparable period a year ago. Including ESOP charges, net income for the nine months ended November 30, 2004 was $0.8 million, or $0.04 per diluted share, compared to net income of $2.7 million, or $0.14 per diluted share, in the comparable period a year ago.

Steven G. Murdock, president and CEO of Meade Instruments, said: “We are pleased with third-quarter profitability and sales at our Simmons and European subsidiaries. Sales of mid-priced and higher-priced telescopes in the U.S fell below our expectations for the quarter. We continue to believe that telescope sales in the U.S in the prior year were higher because of the Mars opposition; but even after taking into consideration the Mars event, sales have been weaker than expected in those price categories. Sales of most of our other key Meade branded products were down from the prior year as well, due in part to lower sales to our two largest customers.”

Murdock noted that third-quarter gross margins — which decreased to 28.0% from 30.4% in the prior year — principally reflect the effect of fixed costs on lower sales volume. “We have adjusted our expenses in light of our current operations while continuing to make investments in categories, such as engineering and marketing, that we believe will be key to the successful roll-out of several new products over the next several months,” continued Murdock. “Ongoing development efforts will result in new product introductions across nearly every product line. Our development efforts are concentrated on producing higher-margin, technologically superior products for every market we serve. We expect many of those new products to begin shipping over the remainder of the fiscal year.”

Murdock also stated that the company expects to begin realizing contributions to sales and profits from its recent acquisition of Coronado. Murdock said he is pleased with the integration of the two companies currently underway.

As noted in a press release of November 23, 2004, the Company estimates that fiscal 2005 net revenues will be in the range of $119 million to $123 million, with a net loss, excluding ESOP expense, of as much as ($0.10) per share.

In conjunction with the announcement, the Company’s management will conduct a teleconference today, December 16, to discuss these recent financial results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 7:30 a.m. PST (10:30 a.m. EST), please call 877-869-7690 (or 706-758-0239) approximately 10 minutes prior to the teleconference start time. Investors can also listen to the call live via the Internet at www.meade.com and www.fulldisclosure.com. These websites will host an audio archive of the call.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer marketed under the Meade®, Bresser® and Coronado™ brand names. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net sales and income for fiscal 2005. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks and liabilities related to the introduction of new products, including lack of customer acceptance, production and development delays, lower than anticipated margins; the risks and uncertainties associated with intellectual property litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

(Financial Data Follow)

MEADE INSTRUMENTS CORP.
INCOME STATEMENT DATA
(Unaudited)
(000s omitted, except share and per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2004	2003	2004	2003
Net sales	$49,687	$54,448	$92,060	$107,223
Cost of sales	35,775	37,892	67,626	76,773

Gross profit	13,912	16,556	24,434	30,450
Selling expenses	5,911	6,573	13,163	14,158
General and administrative expenses	2,223	3,275	7,410	8,970
ESOP expense	130	341	318	635
Research and development expenses	672	462	1,639	1,451

Operating income	4,976	5,905	1,904	5,236
Interest expense	283	325	633	761

Income before income taxes	4,693	5,580	1,271	4,475
Income tax provision	1,894	2,204	512	1,771

Net income	$2,799	$3,376	$759	$2,704

Per share information:
Net income — basic	$0.14	$0.18	$0.04	$0.14

Net income —diluted	$0.14	$0.17	$0.04	$0.14

Weighted average common shares outstanding — basic	19,312,000	19,070,000	19,269,000	18,911,000
Weighted average common shares outstanding — diluted	19,477,000	19,335,000	19,445,000	19,068,000

Reconciliation of Net income, excluding ESOP charges, to Net income, including ESOP charges (000s omitted, except per share data):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2004	2003	2004	2003
Net income	$2,799	$3,376	$759	$2,704
ESOP expense, net of tax	71	209	180	356

Net income excluding ESOP, net of tax	$2,870	$3,585	$939	$3,060

Per share information:
Net income — diluted	$0.14	$0.17	$0.04	$0.14
ESOP expense, net of tax	0.01	0.02	0.01	0.02

Net income excluding ESOP — diluted	$0.15	$0.19	$0.05	$0.16

Management believes net income, excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and industry analysts to evaluate the Company’s financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. The market value of the Company’s stock has fluctuated significantly over the last several years. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company’s stock, the Company is unable to provide guidance with respect to future net income including ESOP charges.

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